                                                                Exhibit 10.07

INTERCONNECTION AGREEMENT BETWEEN SOCIEDAD OCCIDENTE Y CARIBE - CELULAR S.A. AND EMPRESAS PUBLICAS DE PEREIRA

Between the undersigned, GILBERTO ECHEVERRI MEJIA, resident of Medellin, with citizens card number 3.302.711 of Medellin, who is acting as the President and Legal Representative of OCCIDENTE Y CARIBE CELULAR, S.A. - OCCEL S.A. - a mixed economy society with private capital in the majority, domiciled in Pereira, that for the effects of this agreement will be referred to as OCCEL, on one part, and on the other part JORGE EDUARDO MURILLO MEJIA, of legal age, resident of Pereira, identified with citizens card number 10.090.487 of Pereira, who is acting as the General Manger and Legal Representative of EMPRESAS PUBLICAS DE PEREIRA, Public Entity of Municipal Order, who hereinafter will be referred to as EE.PP., this interconnection agreement is concluded and shall be governed pursuant to the clauses within this document, subject to the following considerations and definitions:

CONSIDERATIONS:

FIRST. OCCEL is the awardee of the concession which has as its object the rendering of a Cellular Mobile Telephone Service on the "A" network in the Western region of Colombia pursuant to agreement 000005/94 concluded between it and the Ministry of Communications on March 28, 1994.

SECOND. The Law 37 of 1993 and the Decree 741 of the same year authorized the access right of the Cellular Mobile Telephone operators (CTN) to the public switched telephone networks (PSTN) already established in the country, for the interconnection of the elements of their networks and to manage traffic, and also stipulating the obligation of the public switched telephone network operators to guarantee the access to their Mobile Switched Centers (MSC), providing the facilities for the location of interconnection equipment within equipment rooms of these centrals as well as the facilities of AC power supply and access of the personnel of OCCEL S.A. for preventive and corrective maintenance.

THIRD. Interconnection will be subject to the equal access principle - pursuant to article 66 Decree 741 of 1993 by virtue whereof the MSC operators are obliged to provide interconnection under equal technical and economic conditions to every CTN operator.

FOURTH. By means of Resolution 002 of 1993, the Telecommunications Regulatory Commission established that for a one (1) year term from October thirteenth
(13th) of 1993, the fee for the interconnection between the PSTN subscriber terminal and the local switching center will be TWENTY-FOUR ($24) Colombian pesos per minute, for both outgoing calls and incoming calls to the PSTN. This tariff was established based on the variables of cost per line, percentage of line usage, operation costs, maintenance and management per line per year, line traffic per year, the useful life of the equipment and network, the replacement thereof and the rate of discount or reasonable profit to the PSTN operator. Furthermore, by means of Resolution 004 of

1993 issued by the Telecommunications Regulatory Commission, the principle was established whereby the party calling to or from cellular network must assume the costs thereof.

FIFTH. According to regulations governing the interconnection between public switching telephone networks and cellular networks, EE.PP. and OCCEL have decided to establish their mutual rights and obligations by means of this instrument.

DEFINITIONS:

For the effects of this agreement, the following terms will have the same meaning stipulated as follows for every one of them, unless in the text of this document a different scope were expressly assigned.

AGREEMENT: Means the present interconnection agreement, in the interpretation whereof there shall be taken into account all incorporated appendices and legislation in force with regard to the subject. Likewise, all amendments agreed to between the parties during the term this agreement are an integral part thereof.

OCCEL S.A.: Means OCCIDENTE Y CARIBE CELULAR S.A., concessionaire corporation of a Cellular Mobile Telephone Service for the Western area on the "A" Network.

EE.PP.:  Means Empresas Publicas de Pereira

CTN:  Means Cellular Telephone Network.

PSTN:  Means Public Switched Telephone Network.

CELLULAR TERMINAL EQUIPMENT : Means the portable, transportable, mobile, fixed or another type of handset that OCCEL S.A. has permitted its subscriber to use in order to access the cellular mobile telephone service, fulfilling the terms and conditions stipulated by the rules governing this service.

CONSUMER: Any user of a public telecommunications service, whether using a private or public telephone connected and attended by a PSTN, or the terminal equipment activated and attended by a CTN.

OCCEL S.A. SUBSCRIBER : An individual or legal entity with an agreement in force with OCCEL for the rendering of a Cellular Mobile Telephone Service.

EE.PP. SUBSCRIBER : An individual or legal entity with an agreement in force with EE.PP. for the rendering of a fixed basic telephone service or any of the value added services.

OCCEL S.A. USER : Means the subscriber or person who, without being the subscriber, uses and takes advantage of the OCCEL Cellular Mobile Telephone Service.

EE.PP. USER : Means the subscriber or person who, without being the subscriber, benefits from the service making use of the fixed line telephone service assigned by EE.PP. to the subscriber.

INTERCONNECTION CIRCUIT:  The device which connects the mobile switching center
(MSC) of OCCEL S.A. with the combined center of EE.PP.

INTERCONNECTION TRANSMISSION MEANS: These consist of insulated pairs, coaxial and fiber optic cables and their respective regenerators or repeaters and radio systems repeaters or satellite link repeaters, used to connect the OCCEL S.A. MSC and the EE.PP. telephone centrals directly interconnected to them.

MSC: Means Mobile Switching Center of Cellular Mobile Telephone Network.

INTERCONNECTION TRANSMISSION SYSTEMS: These consist of terminal equipment connected to the OCCEL MSC with the EE.PP. Telephone centrals directly interconnected to them. This terminal equipment can be analog, digital and optic transmitters and/or receivers of any of the above-mentioned means of transmission, including radio systems or satellite links.

FIRST CLAUSE - OBJECT TO THE AGREEMENT: The object of this agreement is to establish the technical, operative, administrative, economic, financial and legal rights and obligations which shall regulate the interconnection of the EE.PP. public switched telephone network to the OCCEL S.A. Cellular Mobile Telephone Network.

SECOND CLAUSE - EE.PP. OBLIGATIONS: EE.PP. engages to fulfill the following technical, administrative, economic and financial obligations:

A.      TECHNICAL:

1.   To guarantee the interconnection of its equipment with the OCCEL
     S.A. cellular mobile telephone network equipment, both for outgoing and incoming traffic, in accordance with the provisions of Law 37 of 1993 and Decree 741 of 1993.

2. To acquire, install, operate, maintain and replace the equipment and elements required in its network for the interconnection of its telephone system with the OCCEL S.A. CTN in order to guarantee that incoming and outgoing traffic can be transmitted according to the development plans of both companies, and in the quantity which guarantees that in the circuits interconnecting the EE.PP. PSTN centrals with the OCCEL S.A. MSC in Pereira, call drops will not exceed one (1%) percent in peak hours, excluding the losses due to the interconnection equipment installed after the last switching center of EE.PP.

3. To permit all of the EE.PP. subscribers whose "A" subscriber number can be automatically identified and transmitted, to have access to the OCCEL S.A. cellular mobile telephone service, and also to the new services rendered to third parties through the OCCEL S.A. CTN, in accordance with the provisions of the LAW. EE.PP. shall permit access to the CTN Of OCCEL to all of its subscribers, but shall have the power to withdraw such access for those who specifically request this.

4. To perform maintenance, both preventive and corrective, of the systems and transmission media belonging to EE.PP. and used by OCCEL S.A. The tariff agreed to by the parties for the leasing of these systems and media includes the respective maintenance cost.

5. To perform maintenance which guarantees, in incoming and outgoing traffic, a ratio of unsuccessful calls (with a technical failure) attributable to EE.PP. in relation to the total of calls offered in low traffic, which does not exceed, on the average, three (3%) percent.

6. To perform pursuant to APPENDIX NO. 1, measurements of traffic, grade of service, and in general, all tests which permit the establishment of the communications quality level between the two networks, and at the same time to identify the need to make adjustments in the interconnection enhancement program or its configuration. To test quality of service between the two networks and to perform maintenance programs EE.PP. will provide to OCCEL S.A. two telephone lines which shall have the nature of test numbers and which shall be exempt from payment of connection fees and basic charges. These lines shall have access to national long distance and cellular telephone service. In the calls which are made from these lines to the test numbers agreed upon by the parties, OCCEL S.A. shall be exempt from the payment of the interconnection tariff in favor of EE.PP., but shall pay the charges which correspond to the use of other networks. OCCEL S.A. shall pay all of the charges for calls made from these lines to customers other than the test numbers agreed upon by the parties. When considered necessary, the tests shall be conducted jointly according to a previously agreed upon schedule.

7. To submit to OCCEL S.A. all the required information to guarantee that interconnection between the two networks fulfills the fundamental basic plans established by the Ministry of Communications.

8. To verify monthly, or upon the written request of OCCEL S.A., the correct operation of its outgoing and incoming links, immediately notifying OCCEL S.A. of any damage.

9. To adopt all possible measures in order to prevent fraud and generation of inconsistencies. By virtue of this obligation, EE.PP. shall adopt the necessary measures order to prevent the access to OCCEL S.A.'s CTN telephones without charge, not assigned, interrupted, retired and non intelligent public phones.

      Access shall be permitted only to public and semi-public telephones and which have the ability to charge for this type of calls, which must be connected to centrals with the ability to identify the "A" subscriber number.

10. EE.PP. must submit to OCCEL S.A. the identification number of the "A" subscriber who originates the call at the centrals of its PSTN when it is technically possible in accordance with the schedules of replacement or upgrading of its telephone centrals.

11. To repair, within the terms and conditions established by the executives responsible for the administration of the agreement, the failures reported by OCCEL S.A.

12. Not to differentiate the OCCEL S.A. traffic for its own benefit or that of any other operator.

13. To guarantee not to cause any damage to the physical and technical infrastructure of OCCEL S.A. and also to respect the conditions stipulated by the Internal Work Rules, EE.PP. being obligated to assume the costs of repair of the damage caused, provided that such damage is imputable to EE.PP. or to its contractors.

14. To permit access at any time to EE.PP. facilities to the persons authorized by OCCEL S.A. in order to perform preventive and corrective maintenance of the equipment for which it is responsible. OCCEL S.A. shall provide, with sufficient advance notice, a list of these persons, who must fulfill the conditions established in the EE.PP. Internal Work Rules. In the event that access for the persons designated by OCCEL S.A. were possible, due to the absence of an EE.PP. executive who authorizes it, EE.PP. engages to permit the access in accordance with the terms and conditions agreed upon by the persons responsible for the administration of this agreement.

B.  ADMINISTRATIVE, ECONOMIC AND FINANCIAL:

II.  IN RELATION TO BILLING

1. EE.PP. shall include in the bill for services to its subscribers or users the charges for calls which the consumers of its network originate to the OCCEL S.A. network, including access charges to the EE.PP. PSTN and charges for usage of the OCCEL S.A. CTN. The statement of calls and charges for same shall be that received from OCCEL S.A. on magnetic tape or any other media agreed upon by the parties.

      EE.PP. may verify the statement of charges for access to its PSTN submitted by OCCEL S.A. against the statement for control and verification purposes which EE.PP. makes, in order to establish the difference of the assessed charge units according to the agreed upon format. By mutual agreement between the parties, a percentage of difference shall be established as the permitted margin of tolerance.

        In the event that the aforementioned difference exceeds the maximum tolerance established, and there is no technical justification, the access charges shall be billed according to the higher records, whether the information corresponds to OCCEL S.A. or to EE.PP. If there is a technical justification, the billing shall be according to the information which is without errors, or by means of the combination of the OCCEL S.A. and EE.PP. information.

        OCCEL S.A. shall deliver the charge tapes and other attachments as may be appropriate up to the tenth calendar day of each month inclusive for inclusion by EE.PP. in the billing. The bill will contain the information specified in APPENDIX NO. 2 of this agreement.

        The costs due to inclusion on bills issued by EE.PP. of the calls made by its subscribers from its PSTN to the OCCEL S.A. CTN, will be chargeable to OCCEL S.A. and will be paid pursuant to APPENDIX NO. 2.

2. To rebill the accounts including extra charge to the subscribers who have not paid the total amount of the OCCEL S.A. Cellular Mobile Telephone Service within the time limits stipulated to pay the bill.

3. To maintain the records that could not be billed in each period and recycle them in the next billing periods, and submit a report of these amounts to OCCEL S.A. on a monthly basis.

4. Unless it has express and written authorization from OCCEL S.A., EE.PP. may in no case bill any charge or amount derived from the rendering to Cellular Mobile Telephone Service by OCCEL S.A., other than that indicated in this contract.

5. To bill its subscribers or users for penalties or interest on late payment at the maximum rate legally accepted, pertaining to amounts that have not been collected within time limits stipulated on the bill, for calls transmitted to the OCCEL S.A. PSTN. These penalties or interest will be billed monthly for each month or fraction of delay and the manner in which they shall be distributed shall be agreed upon by the executives responsible for the administration of this agreement.

6. To submit to OCCEL S.A. though magnetic media or another procedure mutually agreed upon, the billing inconsistencies for calls from the PSTN to the CTN, with their justifications, and additionally those records which will be entered on the definitive list of accounts receivable, within fifteen (15) days following the end of every EE.PP. billing period.

7. To guarantee the integrity and quality of the billing of the calls originated on the EE.PP. PSTN to the OCCEL S.A. CTN and to be responsible for errors generated in the billing process in relation to the customers and authorities when such errors are imputable to EE.PP.

II.  IN RELATION TO COLLECTION OF CALLS ORIGINATED ON THE EE.PP. PSTN.

1. EE.PP. shall incorporate into the invoices which it issues for collection from its subscribers and users a tear-off coupon which contains the total sum which corresponds to OCCEL S.A. for the use of its cellular network and for any other item which implies a debt in favor of OCCEL S.A. directly related to the service. This coupon must be designed in such a manner that the amount printed thereon can be deposited directly to the account of OCCEL by the cashier of the institution at which the bill is paid. The characteristics of the aforementioned coupon shall be defined by EE.PP. OCCEL S.A. shall bear the expenses for the procedures with the collection institutions with which EE.PP. has signed collection agreements or may sign them in the future and the amounts which they charge for direct deposit to the account of OCCEL S.A. of the sums corresponding thereto, counting on the support and intervention of EE.PP. in order to facilitate entry into the collection agreements with all of the institutions which agree to collect bills for EE.PP. These measures must be instituted prior to initiation of the collection with the independent coupon for OCCEL S.A.

2. During the initial months of validity of this contract, EE.PP. shall collect the amounts billed to its subscribers and users for the calls originated by them to the OCCEL S.A. CTN, transferring to the OCCEL S.A. the portion corresponding to the fees for the use of its CTN and retaining for itself the amount of the access charges for the use of its PSTN.

     Within the ten (10) calendar days following the final payment date without surcharge established for the EE.PP. subscribers, OCCEL S.A. shall submit the reconcilement of accounts for the payment period which has just ended to EE.PP. In that reconcilement the amount of the sums in favor of OCCEL S.A. corresponding to the collections by the Treasury of EE.PP. during the reconcilement period for the charges for the use of the CTN or OCCEL S.A. in calls made by the subscribers and users of EE.PP., including public telephones and telephones owned by EE.PP.; for the penalties and interest due to default which correspond to OCCEL S.A.; for frauds and inconsistencies which are the responsibility of EE.PP.; and for any other item related to the services rendered by OCCEL S.A. to those subscribers and users of EE.PP. during the reconcilement period shall be established. From the aforementioned sums in favor of OCCEL S.A., deduction shall be made in the reconcilement of the amount of the sums in favor of EE.PP for the interconnection charge paid on the calls made by the subscribers and users of OCCEL S.A. to the network of EE.PP.; for the billing and collection services rendered by EE.PP. to OCCEL S.A.; for the frauds and inconsistencies which are the responsibility of OCCEL S.A.; for payments of rent for lease infrastructure owned by EE.PP. and for any other item in favor of EE.PP. agreed upon in this contract and which may have been incurred during the period for which the reconcilement is made. Likewise, the reconcilement shall establish the amount of the claims made by the EE.PP. users. EE.PP. has four (4) business days from receipt of the reconcilement prepared by OCCEL S.A. to review it and initiate the procedure to pay it if it finds it to be correct.

        In the event that there is any observation on the part of EE.PP., the parties shall have an additional period of four (4) business days to resolve the differences which may exist and initiate the payment procedure. As a result of the reconcilement the net amount in favor of one of the parties must be established, which must be transferred by the debtor party to the creditor party within the ten (10) calendar days subsequent to the date on which the reconcilement is signed.

        The preparation of the reconcilements of accounts shall be the
        responsibility of OCCEL S.A.   For that purpose. EE.PP. shall make
        available to OCCEL S.A. within the four (4) business days following the final date for payment without surcharge established for the EE.PP. subscribers, the list of all of the accounts which have not been billed in view of temporary or permanent inconsistencies; the list of the inconsistencies billed in recycle; the total amount of the accounts billed; the total amount collected by EE.PP on sums owed to OCCEL S.A. and the list of all accounts rebilled with their corresponding maturity periods. Copies of the resolutions of reinstatement and withdrawal of subscribers shall also be included. The aforementioned information shall be provided by EE.PP. on diskette, magnetic tape or any other media which permits automatic processing, in accordance with the agreement between the parties.

        In the event that the reconcilement is not signed within the term provided in this clause for reasons attributable to the debtor party, the latter must initiate the procedures for payment, within the term provided in this clause, in the amount of 70% of the balance in favor of the creditor party which was reflected on the preliminary reconcilement.

3. EE.PP shall implement financing of the CTN service approved by OCCEL S.A to the subscribers and users thereof. The manner in which the interest pertaining to the financing of these facilities shall be agreed upon by the executives responsible for the management of the agreement.

     The credit or discount notes issued by EE.PP. in order to grant the payment facilities specified herein, or to resolve claims which require such credit notes, shall not constitute a breach of the preceding provision when such notes have been submitted to OCCEL S.A.

4. EE.PP. shall pay interest to OCCEL S.A. late payment at a rate equivalent to the maximum allowed by Commercial Law for similar transaction, monthly or proportional to the days elapsed from the denumerability of the debt to the verification date, due to the delay in the payment of the amounts collected for the use of the OCCEL S.A. CTN.

5. To maintain and continuously update the records of the active list of accounts receivable and also to issue bills in order to collect them. The management of recoveries on debtors in default shall be effected in accordance with the provisions of APPENDIX NO. 2.

6. Within the four (4) business days subsequent to the date set as the limit for payment term without any extra charge established for its subscribers, EE.PP. shall submit to OCCEL S.A. through magnetic media or another procedure mutually agreed upon and according to the design agreed upon, the information stipulated in section B.II.2 of this clause.

7.   EE.PP. shall suspend access to the mobile telephone network of OCCEL
     S.A. to the subscribers requested by OCCEL S.A. by written notice, provided that it is technically possible and will not affect access to other networks, unless there is express written authorization from the operators which could be affected.


8. To submit to OCCEL S.A. all documents that it requires and are within the scope of EE.PP. to supply, in order that OCCEL S.A. may, under its own responsibility, proceed with legal collection of late payments.

III.    IN RELATION TO SUBSCRIBER CLAIMS:

        Claims from EE.PP, subscribers related to calls to the OCCEL S.A. mobile telephone network shall be handled pursuant to APPENDIX NO. 2.

IV.     IN RELATION TO PUBLICATION IN THE TELEPHONE DIRECTORY:

To allow OCCEL S.A. to publish the list of its subscribers in the Pereira-Dosquebradas Telephone Directory, OCCEL S.A. bearing the cost set for this purpose in accordance with the contractual regulation and tariffs agreed upon between EE.PP. and the company which published the aforementioned Telephone Directory. Such list will only include the subscribers who wish to be included in the Directory.

THIRD CLAUSE - OBLIGATIONS OF OCCEL S.A.:   OCCEL S.A. engages to fulfill the
following technical, administrative, economic and financial obligations.

A.  TECHNICAL:

1. To guarantee the interconnection of its equipment which that of the public switched telephone network of EE.PP., for both outgoing and incoming traffic.

2. To acquire, install, operate, maintain and replace the required devices and equipment for interconnection of the OCCEL S.A. CTN with the EE.PP PSTN, including those which permits the assessing of charges for outgoing and incoming calls, with specifications according to the development plans from bote companies, and in the amount guarantee a loss no greater than one percent (1%) during peak hours. This obligation will be understood as fulfilled when by agreement between the parties, such devices and equipment are provided by EE.PP by lease.

3. To permit the OCCEL S.A. subscribers to access the public switched telephone network of EE.PP., as well as the new service which are rendered to third parties through the EE.PP PSTN, in accordance with the provisions of the Law and the agreement between the parties. OCCEL S.A. shall permit the access to the EE.PP PSTN to all of its subscribers, but shall have the power to withdraw it for those who specifically so request.

4. To perform both preventive and corrective maintenance of systems and transmission media by OCCEL S.A. which participate in the interconnection.

5. To perform maintenance which guarantees, in incoming and outgoing traffic, a ratio of unsuccessful calls (with technical failure) attributable to OCCEL S.A. in relation to the total of calls generated in low traffic, which shall not exceed, on the average, three (3%) percent.

6. To perform tests, in accordance with the provisions of APPENDIX NO. 1, as to traffic, grade of service and, in general, the tests which permit establishment of the level of quality in the communications between the two networks, as well as to identify the need to make adjustments in the program of expansion of the interconnection or in the configuration thereof. In order to verify service quality and perform scheduled maintenance on the interconnection between the two networks, OCCEL S.A. will provide to EE.PP. two cellular telephones which shall have the nature of test numbers and which shall be exempt from the payment connection fees and basic charges. These telephones shall have access to national long distance and cellular telephone service. In the calls made from these telephone to the test numbers agrees upon by the parties, EE.PP shall be exempt from payment of the charge for the use of the OCCEL S.A. cellular network but shall play the charges which correspond to the use of other networks. EE.PP. shall pay all of the charges for calls make from these telephones to subscribers other than the test numbers agreed upon by the parties. Location, types of accessible traffic and usage time of these numbers and of the telephones which have the nature of test numbers provided by one party to the other will be agreed upon by the executives designated by parties for the management of this agreement. When considered necessary, the tests shall be conducted jointly according to a previously agreed upon schedule.

        In order to control the interconnection between the two networks, OCCEL S.A. and EE.PP., within two (2) months after concluding this agreement, will make an emergency plan and a schedule for preventive maintenance, grade and quality of service measurements and evaluation of performance of maintenance.

7. To provide EE.PP. with the information necessary in order to guarantee that the interconnection between the two networks complies with the basic fundamental plans established by the Ministry of Communications.

8. To verify, monthly or at the request of EE.PP., the correct operation of its outgoing and incoming links, immediately communicating any damage which may have occurred to EE.PP.

9. To adopt all required measures in order to avoid fraud on the EE.PP. PSTN. due to calls originating from the OCCEL S.A. CTN.

10. OCCEL S.A. shall be liable for the access charges incurred from its CTN to the EE.PP. PSTN.

11. In the event that OCCEL S.A. decides to install alternative transmission media to those installed by EE.PP., OCCEL S.A. shall be responsible for the respective maintenance.

12. To maintain the Ministry of Communications authorizations in force for the OCCEL S.A. radio link systems which are part of the interconnection and to pay the usage rights for the electromagnetic spectrum frequencies which these require.

13. To repair failures reported by EE.PP. in accordance with the conditions and terms agreed upon by the executives responsible for the management of the contract.

14. Not to differentiate the EE.PP. traffic in its own favor or in that of any other operator.

15. To guarantee that it will not cause damage to the physical and technical infrastructure of EE.PP., and also will respect the conditions established in its Internal Work Rules. OCCEL S.A. shall be responsible for payment for all repair of damages caused, provided that such damage is imputable to OCCEL S.A.or its contractors.

B.  ADMINISTRATIVE AND FINANCIAL

I.  IN RELATION TO BILLING

1. To supply to EE.PP., in accordance with the provisions of number B.I.1 of the second clause, all of the information necessary in order that EE.PP. may bill the calls made by the EE.PP. PSTN users to the OCCEL S.A. CTN. This information will be provided on a monthly basis prior to the 10th day of each month; this information shall be incorporated by EE.PP. into the new invoices which it issues, subject to verification of the corresponding amounts.

    If OCCEL S.A., due to facts imputable to it, does not effect timely submission of the information necessary in order to bill the PSTN subscribers, EE.PP. will prepare the bill, without including that which pertains to the information that is not supplied by OCCEL S.A. in a timely manner. The information that has not been processed will be included in the next billing period. In this case, OCCEL S.A. shall pay to EE.PP., for the month or fraction thereof, interest on late payment at a rate equivalent to the maximum allowed by law for similar commercial transactions, on the amount of access charges that have not been collected by EE.PP.

2. OCCEL S.A. shall provide to EE.PP., each month, the information necessary in order to verify the payment of charges for access to its PSTN, which must contain the number of minutes utilized from the CTN to the PSTN of EE.PP., indicating, in addition, the telephone number which received the calls and the number of minutes utilized therefor.

3. To guarantee integrity and quality of records submitted to EE.PP. for billing and to be liable in relation to the customers and authorities for the errors generated in process where this information is used, when such errors are imputable to OCCEL S.A.

4. To credit and pay to EE.PP. the amount corresponding to the increase in its billing processing costs, stationery, printing and collection - when applicable - and preparation of information for reconcilements of accounts, arising from the billing of the calls originated by its subscribers to the OCCEL S.A. CTN, in accordance with the provisions of APPENDIX NO. 2.

I.1 IN RELATION TO INTERCONNECTION TARIFFS AND OTHER INCOME GENERATED IN FAVOR OF EE.PP.:

1. To credit and pay to EE.PP. on a monthly basis access charges incurred for calls originated from the OCCEL S.A. CTN to the EE.PP. PSTN, pursuant to the terms of Law 37 of 1993, Decree 741 of 1993 and Resolution Nos. 002 and 004 from the Telecommunications Regulatory Commission. Such access charges shall be calculated based on EE.PP. and OCCEL S.A. records and applying to them a procedure similar to that described in number

    B.I.1 of the second clause of this agreement. The payment of such charges shall be effected through the deduction that EE.PP. shall make from the amount owed to OCCEL S.A. for the use of its CTN during the same period in which access charges indicated herein were incurred, or in cash payment in the event that the amounts in favor of OCCEL S.A. were insufficient.

2. To effect payment to EE.PP. of interest on late payment at a rate equivalent to the maximum allowed by commercial law for similar operations, monthly or proportionately to days which have elapsed from the due date of payment to the date on which this payment is verified, for the delay in the payment of amounts in favor of EE.PP. and which EE.PP. has not been able to deduct from the amount owed to OCCEL S.A. for payments for the use of its CTN.

3. To credit and pay to EE.PP. the respective costs of the use of the transmission media and systems for the interconnection provided by EE.PP. by lease. The rent shall include the respective equipment maintenance. The amounts established by EE.PP. for these rents shall be those stipulated in APPENDIX NO. 3.

4. To credit and pay to EE.PP. the costs for usage of assigned physical space, usage, and supervision of buildings, towers and air conditioning and power supply systems for the OCCEL S.A. equipment located within the EE.PP. facilities. The amounts established by EE.PP. for these rents will be as stipulated in APPENDIX NO. 3.

III.  IN RELATION TO HANDLING OF CLAIMS

The claims which the subscribers of EE.PP. make in relation to calls to the cellular mobile telephone network of OCCEL S.A. shall be handled in accordance with the provisions of APPENDIX NO. 2.

FOURTH CLAUSE - RECIPROCAL OBLIGATION OF PARTIES:

A. IN RELATION TO THE ADMINISTRATION OF THE AGREEMENT:

In order to efficiently manage all matters relating to this agreement, each party shall designate a maximum of three executives (Technical, Financial, Administrative), who shall be responsible for discussion, consultation, communication and resolution of the matters which require their intervention and fall within their jurisdiction. Each party shall designate one of these executives to be responsible for the coordination and channelling of communications related to this agreement. These executives will meet as required, at the request of any one of them.

Their functions are as follows:

1. To maintain orderly and accurate documentation related to this agreement, recording, in chronological order, the correspondence, consultations, decisions, solutions and in general every event to be considered as relevant for the history of this agreement.

2. To establish and/or review the procedures relating to billing, collection, payment facilities, account reconciliation, analysis of frauds and inconsistencies, information to the subscribers, claims, fraud control and repairs of damage or failures which arise in the interconnection.

3. To review and approve monthly billing reconciliation, collections and offsetting of accounts for access charges and lease of infrastructure and transmission media, establishing the amount each party owes to the other. In the development of such reconciliation all amounts pending explanation for any of the subjects mentioned above will be followed up.

4. To agree as to solutions concerning the differences of opinion which may arise between the parties with regard to the interpretation, development and execution of any of the stipulations within this agreement.

5. According to measurements performed, to make all required decisions to guarantee the fulfillment of the grade of service, in accordance with the stipulations of the second and third clauses of this contract.

6.  To review the interconnection configuration and capacity.

7. To determine the source of frauds and inconsistencies, establish their solution mechanisms and establish responsibility for their occurrence.

8. To determine the source of damages caused to equipment and devices owned by each party, to assess their value and determine the responsibility for their occurrence.

9. To define the EE.PP. PSTN subscribers who shall be allowed to access the OCCEL S.A. CTN.

10. The rest derived from the execution of this agreement.

The decisions agreed upon by these executives shall be of mandatory fulfillment by the parties and must be recorded in instruments signed by the parties.

In the event of disagreement between these persons as to a particular subject, any of them may request that the subject be discussed and decided by the legal representatives of EE.PP. and OCCEL S.A.

B. IN RELATION TO DAMAGES AND THEIR REPAIR

1. To immediately issue notification as to damages detected in the interconnection which require the intervention of any of the parties. The respective party must repair the damage within the term established by the executives designated to manage the agreement and take the required measures to repair it as soon as possible. Unjustified delays which cause damage will result in repair entirely in favor of the affected party.

2. To have qualified staff available at any time to repair system failures pursuant to the terms and time limits herein.

C.  IN RELATION TO INTERCONNECTION DIMENSIONS:

The parties engage to ensure that the installed capacity of the interconnection equipment matches the dimensions calculated on the basis of demand and traffic projections. In the event that one of the parties has any difficulty in the expansion of the required capacity, it may sign agreements with the other party in order to obtain the supply of the equipment or systems required.

D.  IN RELATION TO LOCATION OF THE OCCEL S.A.EQUIPMENT:

According to availability, EE.PP. shall provide OCCEL S.A. with all facilities for the location of its interconnection equipment and that pertaining to its CTN, providing physical spaces, power supply, air conditioning and guard. In the same way EE.PP. shall facilitate the installation of the OCCEL S.A. equipment. The cost of these facilities shall be assumed by OCCEL S.A. and the amount will be as stipulated in APPENDIX NO. 3.

E.  IN RELATION TO INTERCONNECTION CONDITIONS:

Interconnection technical conditions such as grade of service, tariffs, routing, numbering, signalling and operation shall be regulated in accordance with the stipulations of the Ministry of Communications, the Telecommunications Regulatory Commission and specifically pursuant to APPENDIX NO. 1 to this contract.

FIFTH CLAUSE - LIABILITY OF THE PARTIES

1. Neither party shall be liable for the non-fullfillment of any contractual obligation caused by force majeure or inevitable accidental duly verified. If both parties consider such circumstances as obstructing the execution of the agreement for a term exceeding six (6) months, either party may terminate the agreement by written notice to the other party.

2. Each party must guarantee the integrity and accuracy of all information submitted to the other party, and is obliged to be liable to the other party, customers and authorities for errors generated in processes where such information is used, as long as such errors are imputable thereto.

3. Each party must pay to the other party the respective amounts for calls which cannot be billed to the subscribers or users owing to the fact that they are due to frauds or inconsistencies. Appendix No. 2 specifies the manner in which liability for these payments shall be determined. Amounts due for frauds and inconsistencies shall be included within the monthly reconciliations.

4. Liability to the subscriber: In all of their relationships with the public, both EE.PP. and OCCEL S.A. shall act governed by the principles of honesty, integrity, loyalty and service and shall not act in any manner which discredits, affects or damages the reputation of the other party in any way. Both parties shall act in good faith, honesty and diligently, using their best efforts in order to guarantee subscriber satisfaction and the rendering of the services offered.

 5. Social responsibility: In the interconnection and the execution of the agreement, the parties shall take into consideration the fact that their goal is the providing of telecommunication public services in the charge of the State, in a continuous and efficient manner.

SIXTH CLAUSE - INTERCONNECTION OF LIMIT:

In order to limit the liability of the parties, the interconnection limit shall be general digital distributors or optical distributors of EE.PP. centrals directly connected with the OCCEL S.A. CTN, and in consequence every company must assume the costs within its own network.

SEVENTH CLAUSE - SUBMISSION TO REGULATION:
The interconnection between the two networks is based upon the plans, regulations, definitions and standards of the Ministry of Communications, and in the absence thereof, upon the plans, definitions and standards of the International Telecommunications Union (ITU) and other international bodies of jurisdiction, in which Colombia forms a part by virtue of international agreements and covenants.

EIGHTH CLAUSE - INTERCONNECTION DIMENSIONS:
The quality of the circuits required for different links or routes between two networks, both for incoming and outgoing traffic as well as the quantities for future expansion, shall be calculated by OCCEL S.A., reviewed by EE.PP. and shall be established according to instruments signed by the parties. This dimensioning will be reviewed at least every six months to adjust it to traffic conditions. The dates of entry into service of links for future extensions shall be mutually agreed upon, taking into account that the grade of service and development plans of each company may not be affected by the delay by one party in the execution of such extensions.

NINTH CLAUSE - RELIABILITY AND AVAILABILITY:
Both parties should maintain the interconnection minimum levels of reliability in order to guarantee service continuity. The reliability shall be measured in terms of the time in which the interconnection is normally operating. The minimum reliability for the subscriber to interconnection equipment is 99.99% measured over a monthly period, which means that the total of system dropped times which affect the whole interconnection, should not be higher than 4.4 minutes/month. The interconnection will have alternate routes as agreed upon by the parties.

TENTH CLAUSE - AUDITING: Each party may directly or through a third duly authorized party undertake the necessary review to establish account accuracy and the faithful compliance with the procedures agreed upon by virtue of this agreement. The cost incurred for this shall be paid by the party who is reviewing. The party whose accounts and procedures shall be reviewed must provide all required facilities. In order that the information may be available for any auditing procedures, it is required that the tape for the billing and reconcilement of account which OCCEL provides to EE.PP. contain the following information, without detriment to the additional information which may be agreed upon by the parties:

1.   Number of minutes per call, both incoming and outgoing on the EE.PP. PSTN.

2.   Total number of minutes, incoming and outgoing.

3. Number of minutes charged per call, both for the interconnection tariff and for use of the OCCEL S.A. CTN.

4.   Total number of minutes charged, incoming and outgoing.

Each institution shall keep the information received from the other for Audit, for the time period which it considers appropriate.

ELEVENTH CLAUSE - EXEMPTION FROM LIABILITY IN THE EVENT OF INTERRUPTION: Neither party shall be liable in relation to the other party for damages causing the interruption or failure of its telephone systems or the interconnection between their networks, when the reason for such events is not imputable to either of the two parties or their contractors. In any event of interruption, neither party shall grant to their customers the facilities to institute liability action against the other party.

TWELFTH CLAUSE - CONFIDENTIALITY OF INFORMATION: All of the correspondence and information exchanged between the parties for the fulfillment of this agreement, concerning subscriber data, billing, collection, market growth forecast, and also that information marked as confidential or proprietary information must be treated and received by the recipient as confidential and secret. The verbal information that is provided as confidential, must be confirmed as such in writing within eight (8) days following the provision thereof. Confidential information must be restricted to the persons and employees of the recipient party which requires it in order to fulfill the objectives herein. Each party must inform its employees of the type of information which is to be considered of confidential nature, in accordance with the provisions of this clause, and of the care to be taken with it.

The obligations imposed upon the parties pursuant to this clause shall not apply to the following information: a. Information which becomes public knowledge through actions of persons other than the recipient party. b. When information is required by an authority of jurisdiction; in such event the disclosure shall be restricted to the fulfillment of the respective order.

Both parties expressly declare that the transmission of information which is considered to be confidential, in accordance with the stipulations of this clause, to third parties that are not duly authorized to request and receive it will result in the full indemnity of damage caused by this disclosure.

THIRTEENTH CLAUSE - DURATION OF AGREEMENT: This agreement has a duration of five (5) years from the date of its execution, and may be extended by equal periods, as long as the parties do not issue notification to the contrary in writing within sixty (60) calendar days prior to its expiration or the expiration of the extension.

FOURTEENTH CLAUSE - AMENDMENTS TO THE AGREEMENT: During the terms of this agreement it may be amended, except in those clauses imposed by Law; in order to do so the interested party should notify the other party in writing. In the event that an agreement is not reached within the sixty (60) calendar days following the first communication date, OCCEL S.A., EE.PP. or both parties will request intervention of the Telecommunications Regulatory Commission in the dispute, and in the meantime, the conditions established herein shall be in force. The decision of the Commission shall be binding upon both parties.

FIFTEENTH CLAUSE - SOLUTION OF CONTROVERSIES: In the event of differences arising between the parties by virtue of the present agreement which are eminently technical in nature, and which cannot be resolved by the parties directly, they shall be submitted for the consideration of a Technical Committee composed of three (3) experts in the technical Telecommunications subject matter who shall be designated by the parties, by mutual agreement. In the absence of agreement, the Committee shall be appointed by the ACIEM. The Technical Committee may conduct the tests which it considers necessary and shall have all of the information which it requests from the parties and which is related to the matters which are the subject of the difference. The Technical Committee shall decide as to the matter within a maximum term of three (3) months from the date upon which it commenced its activity, and decisions which it adopts shall be of mandatory fulfillment by the parties.
The differences which are not eminently technical in nature and which arise between the parties by virtue of this agreement, as to the interpretation, execution, fulfillment, termination or dissolution of this agreement, shall be submitted for the consideration of a Court of Arbitration. The members of this Court shall be designated by the parties by mutual agreement. In the event that no agreement is reached between the parties, the designation of the arbiters shall be made by the Chamber of Commerce of Pereira. The Court of

Arbitration shall be subject to Colombian law, shall operate in the city of Pereira and shall make judgement by law within a maximum term of six (6) months following the constitution of the Court. The cost of the operation of the Court of Arbitration, or the cost derived from the fees and the other activities developed by the Technical Committee, shall be borne equally by the parties. The party whose claims have been denied by the Court of Arbitration or the Technical Committee shall return to the other party the sum contributed for the operation of the Court or to cover the fees and activities carried out by the Committee.

SIXTEENTH CLAUSE - DOCUMENTS OF AGREEMENT: The following documents are an integral part of this agreement and compliance therewith is therefore mandatory.

1.  APPENDIX NO. 1: Technical Aspects
2.  APPENDIX NO. 2: Financial, economic
    and administrative aspects
3. APPENDIX NO. 3: Lease costs of systems and transmission media, physical spaces and infrastructure.

SEVENTEENTH CLAUSE - APPLICABLE LAW: This agreement and all controversies that might arise must be subject to this agreement, to the Law and to the Colombian Courts.

EIGHTEENTH CLAUSE - DOMICILE: For pertinent legal effects it is understood that this agreement shall be concluded in the city of Pereira.

NINETEENTH CLAUSE - WAIVER: The obligations of the parties and rights granted by this agreement to each party shall not be considered as susceptible to waiver, by virtue of practices or customs in a contrary sense. The tolerance of one party in accepting the non-fulfillment of any of the obligations assumed by the other should not be considered as acceptance of the tolerated fact nor as precedent for its repetition.

TWENTIETH CLAUSE - PARTIAL NULLITY: The nullity, invalidity or legal impossibility of the fulfillment of one or more clauses of this contract shall not affect the other clauses and the contract shall be interpreted as if the clause which is invalid, null or impossible to fulfill did not exist.

TWENTY-FIRST CLAUSE - TITLES: Clause titles herein are only incorporated for the purpose of facilitation of reference and cannot by used as an isolated element for interpretation of the agreement.

TWENTY-SECOND CLAUSE - INTEGRITY OF THE AGREEMENT: Both OCCEL S.A. and EE.PP. have read this agreement and understood and accepted the terms, conditions and stipulations herein, which have been agreed to in order to maintain the high standards of the quality of service and the customer service and to protect the reputation of both OCCEL S.A. and EE.PP. brand names. Neither party is obligated by declarations of their executives, employees or agents which are contrary to the provisions of this agreement. This agreement contains the integral agreement between the parties and previous contracts, agreements or covenants existing between the parties, verbal or written, are null and void.

TWENTY-THIRD CLAUSE - WAIVER OF SUMMONS: To collect any amount of money which parties owe by virtue of this agreement, it shall not be necessary to establish default or to require its payment, rights which the parties waive.

TWENTY-FOURTH CLAUSE - BUDGET IMPUTATION. EE.PP. is obliged to provide in its budget for the income and expenses incurred by the execution of this agreement during the term of validity of the current budget and during succeeding budget terms.

TWENTY-FIFTH CLAUSE - STAMP TAX: The stamp tax incurred by this agreement shall be paid by OCCEL S.A. In view of the fact that EE.PP. is a public law entity exempt from payment of the stamp tax, as provided by article 532 of the Tax Law, OCCEL S.A. is to pay one half of the pertinent stamp tax.

TWENTY-SIXTH CLAUSE - AGREEMENT REVIEW: The parties acknowledge that this agreement must be made known to the Ministry of Communications and the Telecommunications Regulatory Commission. In the event that these entities require addition to this agreement of information or specifications pursuant to the twenty-fourth clause of the concession agreement concluded between the Ministry of Communications and OCCEL S.A., the parties concluding this agreement are committed to sign a supplementary agreement which incorporates such additions. In the same manner, the parties declare that they know that EE.PP. must offer the same technical and economic conditions to all cellular mobile telephone operators who conclude an interconnection agreement with EE.PP., and in consequence any advantage or privilege granted to one of them and not offered to the rest, could be subject to sanction for both EE.PP. and the favored cellular mobile telephone operator.

TWENTY-SEVENTH CLAUSE - COMMUNICATIONS: Except as otherwise agreed upon, all communications between parties shall be written and shall be considered as valid and sufficient if they are sent by certified mail or by fax, verifying by telephone the sending and receipt thereof, to the following addresses and fax numbers:

To Empresas Publicas de Pereira

     Division Financiera                [Finance Division]
     Carrera 8a. No. 22-59
     Telephone 254272

To OCCEL S.A.

     Direccion de Interconexion         [Interconnection Dept.]
     Calle 55 No. 49-101
     Telephone 5129090

In the event that any of the parties changes any of this information, it will be responsible for reporting the new information to the other party in the manner previously stipulated herein. Communications performed according to stipulated herein shall be considered as received upon the first to occur of: five (5) days following the delivery or when they have been receive personally by the addressee.

TWENTY-EIGHTH CLAUSE - CONCLUDING AND EXECUTION : This agreement is concluded upon the signature thereof and for its execution requires the payment of the stamp tax and its publication in the Municipal Newspaper of Pereira. This requirement shall be understood to be fulfilled by the payment of the publication fees. Both expenses shall be assumed by OCCEL S.A.

In testimony whereof, this agreement is signed in the city of Pereira on the ______ day of nineteen hundred and ninety five (1995).


By OCCEL S.A.                           By EMPRESAS PUBLICIAS DE
                                        PEREIRA


GILBERTO ECHEVERRI MEJIA                JORGE EDUARDO MURILLO MEJIA

Oct. 25, 1995                           Nov. 3, 1995

                                 APPENDIX NO. 1
                               TECHNICAL ASPECTS

FIRST CLAUSE - OBJECT: The object of this appendix is to supplement and specify the definitions of terms and procedures relating to the technical aspects of the interconnection agreement.

SECOND CLAUSE - DEFINITIONS: EE.PP. and OCCEL S.A. agree to the following definitions for the terms related as follows:

SWITCHING EQUIPMENT FOR THE INTERCONNECTION: All devices which are part of the OCCEL S.A. MSC or EE.PP. switching centers, and are directly connected with transmission systems for the intercommunication between the two networks.

GRADE OF SERVICE: Ratio by percentage between the quantity of unsuccessful call attempts due to congestion or failure, and the total of call attempts recorded in a measurement or a test.

CONGESTION GRADE: Ratio by percentage between the quantity of unsuccessful call attempts due to congestion and the total of call attempts recorded in a measurement or a test.

TECHNICAL FAILURES INDEX: Ratio by percentage between the quantity of unsuccessful call attempts due to switching or transmission equipment failures, and the total of call attempts recorded in a measurement or a test.

THIRD CLAUSE - CONNECTION POINTS AND ROUTING: The parties agree that at the beginning the interconnection points between EE.PP. and OCCEL S.A. networks shall be the EE.PP. combined central designated as Coliseo and the OCCEL S.A. MSC located in Pereira. However, the executives designated by the parties to manage this agreement may agree by means of a mutually executed instrument as to the creation of other connecting points between their two networks, according to traffic and quality of service requirements.

At the beginning, alternative routes to handle traffic between the EE.PP. and OCCEL S.A. networks will not be available. However, the establishment of alternative routes, through third party networks, may be agreed upon by means of an instrument signed by mutual agreement of the executives designated by parties to manage this agreement.

FOURTH CLAUSE - SIGNALLING: At the beginning the interconnection shall be effected utilizing signalling by associated channel. The line signalling system shall be the Digital R2 pursuant to CCITT recommendations Q.421, Q.422 and
Q.424.  The record signalling system will be MFC type LME.

Upon mutual agreement of the parties, or when the Ministry of Communications so stipulates as mandatory, the signalling scheme by common channel No. 7 of CCITT on the national standard version of Colombia in force on the date of establishment will be adopted.

FIFTH CLAUSE - TEST AND TRAFFIC MEASUREMENT PLAN : In order to evaluate the quality of service, and calculate the grade of service, the parties agree to make test calls from the OCCEL S.A. MSC and EE.PP. switching centrals. These calls shall be made on a periodic basis and also in events which demand the performance of special tests. The quantity of test calls, their centrals and origin and destination numbers, days and hours, and the way they are recorder, shall be agreed upon by the executives designated by the parties to manage this agreement.

At least once a month, traffic, quality and grade of service measurements of real traffic on interconnection routes which interconnect the two networks will be performed. The quality of service indicators, quantity of measurement days, hours and type of telephone devices - trunking circuits, signalling devices, software records, etc. - upon which the measurements are to be made shall be agreed upon by the executives designated by the parties to manage this agreement. These executives may also agree upon the conducting of activities of tracking of failures detected in the interconnection. For the diagnosis of quality of service and tariff problems there will also be joint analysis of calls of no longer than six seconds in duration, calls longer than one hour, calls with identification of caller number failure, channels with high index of failure or loss produced, and series with a high index of unsuccessful calls.

In testimony whereof, this agreement is signed in the city of Persia on the
- ------- day of --------------- of nineteen hundred and ninety -five (1995).

By OCCEL S.A.                           By EMPRESS PUBLICAS DE
                                        PEREIRA



GILBERTO ECHEVERRI MEJIA                JORGE EDUARDO MURILLO MEJIA
President                               General Manager

Oct. 25, 1995                           Nov. 3, 1995

I certify that the translations into English of exhibits 3.01, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, and 10.10 to the Registration Statement on
F-4 of Occidente y Caribe Celular S.A. are fair and accurate.


/s/ Alvaro H. Munoz R.
- ------------------------------
Name

Finance Vice-president
- ------------------------------
Title

August 5, 1996
- ------------------------------
Date